Bionano Reports Fourth Quarter and Full-Year 2024 Results and Provides Revenue Outlook for 2025

Conference call today, March 31, 2025 at 4:30 PM ET
SAN DIEGO, March 31, 2025 (GLOBE NEWSWIRE) – Bionano Genomics, Inc. (Nasdaq: BNGO) today reported financial results for the fourth quarter and full year ended December 31, 2024 and revenue outlook for 2025.
“2024 has been an important year for Bionano. Despite a challenging external environment with shrinking capital budgets, financial uncertainty for our customers and difficult equity capital markets, we have continued serving our mission of transforming the way the world sees the genome and we believe we have identified a strategy to weather the storm. It is based on substantially lower operating expenses and a focus on the subset of optical genome mapping (OGM) and software customers that are using our products for routine use in a way that drives consistent and recurring revenues supporting higher overall gross profits. I could not be more proud of our team as the fourth quarter of 2024 marks the seventh straight quarter of heavy lifting on the cost reduction efforts that began in May 2023. Altogether we have reduced the annualized cost of operating the business by approximately $100 million,” commented Erik Holmlin, PhD, president and chief executive officer of Bionano.
“We concluded the year with a lot of momentum, solid revenues from OGM and VIA™ software across priority customers and target geographies. We entered 2025 with strong demand for our products and the newly established category I CPT code for OGM on the clinical lab fee schedule managed by the Centers for Medicaid and Medicare Services (CMS) and we believe we have cash runway into 2026.”
Recent Highlights
•Completed a $10 million Registered Direct Offering in January 2025, and Bionano raised net proceeds of $3.2 million through ATM sales during the first quarter of 2025.
•Announced, together with the Greenwood Genetic Center, a publication describing the first application of OGM to investigate the genetic landscape of neural tube disorders. OGM identified potentially pathogenic, likely pathogenic and potentially relevant variants in 30% of cases studied, which exceeds the rate of conventional methods significantly.
•Announced a case study publication from the Shenzhen Maternity and Child Healthcare Hospital, demonstrating the application of OGM in a protocol for preimplantation genetic testing for structural rearrangements (PGT-SR).
•Announced a case study publication from the Johns Hopkins University School of Medicine in Genes showing that OGM identifies a variant in an aggressive form of acute myelogenous leukemia (AML) known as acute promyelocytic leukemia, (APL). This variant is often missed by conventional cytogenetic techniques.
Q4 and FY 2024 Highlights
•Installed base of OGM systems totaled 371 at year-end, which represented a 14% increase over the 326 installed systems reported at the end of 2023.
•Sold 8,058 nanochannel array flowcells in the fourth quarter and 30,307 flowcells during 2024, which was an increase of 1% over the 7,980 flowcells sold in the fourth quarter of 2023 and an increase of 15% over the 26,444 flowcells sold in 2023.

•Number of OGM publications in 2024 totaled 336, which was a 19% increase over the number of OGM publications in 2023. Q1 2024 showed the highest number to date of OGM publications in a single quarter with 99 total publications. Q4, 2024 had a total of 82 publications (1% decrease from Q3 2024 (83) and 11% decrease from Q4 2023 (92)).
•Since 2021, there have been significant and steady year-over-year percentage increases in the number of OGM publications on research application areas including postnatal and prenatal genetic disorders, hematological malignancies, solid tumors, and cell and gene therapy. Additionally, the number of published human clinical research samples has grown from approximately 500 prior to 2021, to approximately 8,800 as of the end of 2024.
Q4 2024 Financial Results
•Total revenue for the fourth quarter of 2024 was $8.2 million, a decrease of 24% compared to the fourth quarter of 2023. Q4 2023 included $2.0 million from discontinued clinical services, compared to no revenue from such clinical services in Q4 2024.
•GAAP gross margin for the fourth quarter of 2024 was 42%, which was significantly higher than the 23% GAAP gross margin reported for the fourth quarter of 2023. Non-GAAP gross margin1 for the fourth quarter of 2024 was also 42%, compared to 24% for the fourth quarter of 2023.
•Fourth quarter 2024 GAAP operating expense was $15.4 million, compared to $27.4 million in the fourth quarter of 2023. The year-over-year decrease was primarily due to a decrease in the fair value of contingent consideration of Purigen milestones and reduced headcount-related expense partly attributed to the cost savings initiatives outlined in our Q2 2023 and Q3 2023 earnings releases.
•Fourth quarter 2024 non-GAAP operating expense1 was $10.6 million, compared to $26.6 million in the fourth quarter of 2023.
•Cash, cash equivalents, and available-for-sale securities as of December 31, 2024 were $20.9 million, of which $11.4 million was subject to certain restrictions. We raised net proceeds of $3.6 million from ATM sales during the fourth quarter of 2024. Additionally, we modified the terms of our senior secured convertible debentures, among other things, which deferred the $1,000,000 December 2024 amortization payment and reduced the monthly payments from January 2025 to July 2025 by 50%.
FY 2024 Financial Results
•Full year 2024 revenue was $30.8 million, a decrease of 15% compared to 2023. Core revenues, which includes sales from instruments, consumables, software and OGM services was $29.1 million for FY 2024. Full year 2023 revenue included $7.1 million in discontinued clinical services versus $1.7 million for FY 2024.
•Product revenue including instruments, consumables and software was $27.0 million, an increase of 1% compared to $26.7 million in 2023, despite a reduction in instrument sales of nearly $2.0 million. Consumables sales grew 14% year-over-year and software sales grew 11% in 2024 compared to 2023.

1 For a description of this non-GAAP financial measure, please refer to “Non-GAAP Financial Measures”, and for a reconciliation of non-GAAP gross margin to gross margin reported in accordance with GAAP and non-GAAP operating expenses to operating expense reported in accordance with GAAP, please refer to the financial tables accompanying this release.

•Full year 2024 GAAP total gross margin was 1%, down from 26% in 2023 and non-GAAP gross margin for FY 2024 was 35%, up from 28% in 2023.
•Full year 2024 GAAP operating expense was $104.4 million and non-GAAP operating expense was $68.9 million. Full year 2024 non-GAAP operating expense excludes $19.7 million impairment of intangibles and other long-lived assets, $8.0 million in restructuring charges, $6.6 million in amortization of intangibles, $9.4 million in stock-based compensation, and $2.7 million in loss on disposals of property, plant, and equipment, partially offset by $10.9 million in reductions of contingency based obligations.
Achieved Significant Business Milestones in 2024
•Completed full commercial release of high throughput OGM instrument, called the Stratys™ system. The Stratys system is expected to enable a four-fold increase in raw data generation rate compared to the Saphyr® system and is designed for maximum lab flexibility to enable routine use in consolidating legacy cytogenetic workflows into streamlined OGM workflows
•Released advancements in data analysis with updates to VIA software, which provides a simple and integrated workflow for visualization, interpretation, and reporting for OGM, microarray and NGS data types for enhanced contextualization across multiple variant types and accelerated time to results while reducing the cost of analysis by lowering the amount of high-cost labor required
•Released the first version of a computation solution for OGM developed in collaboration with NVIDIA, called Stratys™ Compute, which, along with a new analysis pipeline, can accelerate data analysis times compared to its predecessor, Saphyr ® Compute. Stratys Compute is a low footprint IT solution that can be deployed quickly, sitting next to a Stratys system in any lab, allowing labs of all sizes to adopt a Stratys system
•The OGM community continued to publish significant data including:
•A framework for consistent, universal OGM analysis in hematologic malignancies published by an international consortium comprising 17 different researchers
•Publications from our clinical studies in post and pre-natal constitutional genetic disease
•Four papers on the use of OGM in blood cancer research published by MD Anderson Cancer Center, including one describing the use of OGM in the largest single cohort of 1,277 hematologic malignancy samples
•Two publications from Johns Hopkins University Medical Center outlining use of OGM in two new applications: multiple myeloma and sarcoma
•The AMA established a category I CPT code for OGM, effective January 1, 2025 which is a key component OGM users will take advantage of to get reimbursement from insurance companies and other third-party payers
•The International System for Human Cytogenomic Nomenclature (ISCN) added OGM nomenclature to its 2024 guide

•The American College of Medical Genetics (ACMG) recognized OGM as a key tool in postnatal and solid tumor applications in two publications
Nasdaq Listing Status
On January 22, 2025, the Company effected a 1 for 60 reverse stock split intended to regain compliance with the Nasdaq minimum bid price rule. The Company regained compliance with Nasdaq on February 10, 2025.
2025 Outlook
•We anticipate the following results for Q1 2025 and the full year:
◦Full year 2025 revenue in the range of $29.0 to $32.0 million and Q1 2025 revenue in the range of $6.2 to $6.3 million.
◦Installation of 15 to 20 new OGM systems in 2025, at existing customer sites who are expanding capacity and at new sites in our target geographies
◦Cash runway into the first quarter of 2026 enabled by cost savings and capital efficiency together with debt restructuring and equity capital raised at year-end and early January.

Webcast Details

Webcast Details
Date:	Monday, March 31, 2025
Time:	4:30 p.m. Eastern Time
Participant Registration:	https://register.vevent.com/register/BI54a6f64eeb2842bd893b4ad1b52fc78f
Webcast:	https://edge.media-server.com/mmc/p/afaym86g/
Participants should register at the link above in advance of the call, and then click the webcast link before the call begins. An archived version of the webcast will be available for replay in the Investors section of the Bionano website.
About Bionano
Bionano is a provider of genome analysis solutions that can enable researchers and clinicians to reveal answers to challenging questions in biology and medicine. The Company’s mission is to transform the way the world sees the genome through optical genome mapping (OGM) solutions, diagnostic services and software. The Company offers OGM solutions for applications across basic, translational and clinical research. The Company also offers an industry-leading, platform-agnostic genome analysis software solution, and nucleic acid extraction and purification solutions using proprietary isotachophoresis (ITP) technology. Through its Lineagen, Inc. d/b/a Bionano Laboratories business, the Company also offers OGM-based diagnostic testing services. For more information, visit www.bionano.com, or www.bionanolaboratories.com.
Unless specifically noted otherwise, Bionano’s OGM-products are for research use only and not for use in diagnostic procedures.
Non-GAAP Financial Measures
To supplement Bionano’s financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), the Company has provided non-GAAP gross margin and non-GAAP operating expense in this press release and the accompanying conference call, each of which is a non-GAAP financial measure. Non-GAAP gross margin excludes from gross margin presented in accordance with GAAP: stock-based compensation, restructuring expenses, and disposal of reagent rentals and write-down excess and obsolete inventory. Non-GAAP operating expense excludes from GAAP reported operating expense the following components as detailed in the reconciliation table accompanying this press release: stock-based compensation, amortization of intangibles and acquisition-related expenses.
Bionano believes that each of these non-GAAP metrics is useful to investors and analysts as a supplement to its financial information prepared in accordance with GAAP for analyzing the company's performance and identifying trends in its business. Bionano uses these non-GAAP metrics internally to facilitate period-to-period comparisons and analysis of its performance in order to understand, manage and evaluate its business and to make operating decisions and for forecasting and budgeting. Accordingly, Bionano believes presentation of these non-GAAP measure allows for greater transparency with respect to key financial metrics it uses in assessing its own operating performance and making operating decisions.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measure as used by Bionano in this press release and the accompanying reconciliation table has limits in its usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
For a reconciliation of non-GAAP gross margin to gross margin reported in accordance with GAAP and non-GAAP operating expense to operating expense reported in accordance with GAAP, please refer to the financial tables accompanying this press release.
Forward-Looking Statements of Bionano Genomics
This press release and the accompanying conference call contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. Words such as “anticipate”, “believe,” “could”, “estimate,” “expect,” “intend,” “may,” “plan,” “potential”, “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our expectations regarding product uptake, revenue growth, market development and increased OGM adoption, including through publications highlighting the utility and applications of OGM; our growth prospects and future financial and operating results, including our 2025 revenue guidance, expected impact from our cost savings initiatives and plans to reduce our annualized cost structure and the timing for such savings; the growth of our installed base of OGM systems; our expectation that innovations such as the Stratys system and VIA software will be drivers of future growth, the sales of our flowcell consumables and the other expectations related thereto; our ability to meet our stated goals, including to drive value and penetrate into our target markets; our commercial expectations, including the potential market opportunity for structural variation analysis and OGM; the impact on our commercial opportunities related to the launch of our next-generation OGM system and our analysis software; continued research, presentations and publications involving OGM, its utility compared to traditional cytogenetics and our technologies; our ability to drive adoption of OGM and our technology solutions; and expected timing and results from our clinical studies; our exploring a variety of strategic opportunities that we believe will maximize stakeholder value and the execution of our strategy. Each of these forward-looking statements involves risks and uncertainties. Accordingly, investors and prospective investors are cautioned not to place undue reliance on these forward-looking statements as they involve inherent risk and uncertainty (both general and specific) and should note that they are provided as a general guide only and should not be relied on as an indication or guarantee of future performance. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the timing and amount of revenue we are able to recognize in a given fiscal period; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts and our ability to continue as a “going concern,” which requires us to manage costs and obtain significant additional financing to fund our strategic plans and commercialization efforts; the risk that if we fail to obtain additional financing we may seek relief under applicable insolvency laws; the impact of adverse geopolitical and macroeconomic events, such as the ongoing conflicts between Ukraine and Russia and Israel and Gaza and uncertain market conditions, including inflation and supply chain disruptions, on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive technologies or improvements to existing technologies; changes in our strategic and commercial plans; the ability of medical and research institutions to obtain funding to support adoption or continued use of our technologies; study results that differ or contradict the results mentioned in this press release; the risk that we are not able to complete a strategic transaction that would increase stakeholder value; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2023 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionano.com

Investor Relations:
David R. Holmes
Gilmartin Group
+1 (858) 366-3243
david.holmes@gilmartinir.com

BIONANO GENOMICS, INC
Consolidated Statement of Operations
	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenue:
Product revenue	$7,649,000	$8,215,000	$27,008,000	$26,727,000
Service and other revenue	514,000	2,506,000	3,768,000	9,389,000
Total revenue	8,163,000	10,721,000	30,776,000	36,116,000
Cost of revenue:
Cost of product revenue	4,591,000	6,701,000	28,449,000	20,415,000
Cost of service and other revenue	155,000	1,582,000	1,947,000	6,135,000
Total cost of revenue	4,746,000	8,283,000	30,396,000	26,550,000
Operating expenses:
Research and development	3,474,000	11,701,000	24,803,000	54,032,000
Selling, general and administrative	10,453,296	14,949,000	51,855,000	92,758,000
Goodwill Impairment	—	—	—	77,280,000
Intangible assets and other long-lived assets impairment	1,024,704	—	19,683,000	—
Restructuring costs	406,000	741,000	8,022,000	741,000
Total operating expenses	15,358,000	27,391,000	104,363,000	224,811,000
Loss from operations	(11,941,000)	(24,953,000)	(103,983,000)	(215,245,000)
Other income (expenses)
Interest income	225,000	1,189,000	2,101,000	3,311,000
Other expense	(8,408,000)	(20,163,000)	(10,102,000)	(20,497,000)
Total other income (expenses)	(8,183,000)	(18,974,000)	(8,001,000)	(17,186,000)
Loss before income taxes	(20,124,000)	(43,927,000)	(111,984,000)	(232,431,000)
Benefit (provision) for income taxes	(1,000)	36,000	(33,000)	(62,000)
Net loss	(20,125,000)	(43,891,000)	(112,017,000)	(232,493,000)

BIONANO GENOMICS, INC
Consolidated Balance Sheet
	December 31,
	2024	2023

Assets
Current assets:
Cash and cash equivalents	$9,173,000	$17,948,000
Investments	302,000	48,823,000
Accounts receivable, net	4,752,000	9,319,000
Inventory	11,121,000	22,892,000
Prepaid expenses and other current assets	3,141,000	6,019,000
Restricted investments	11,000,000	35,117,000
Total current assets	39,489,000	140,118,000
Restricted cash	400,000	400,000
Property and equipment, net	19,219,000	23,345,000
Operating lease right-of-use assets	1,804,000	5,633,000
Financing lease right-of-use assets	3,299,000	3,503,000
Intangible assets, net	9,705,000	33,974,000
Other long-term assets	2,754,000	7,431,000
Total assets	$76,670,000	$214,404,000
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,962,000	$10,384,000
Accrued expenses	5,641,000	8,089,000
Contract liabilities	1,128,000	783,000
Operating lease liability	2,991,000	2,163,000
Finance lease liability	260,000	272,000
Purchase option liability (at fair value)	—	8,534,000
Convertible debentures and High Trail notes payable (at fair value)	20,362,000	69,803,000
Total current liabilities	37,344,000	100,028,000
Operating lease liability, net of current portion	145,000	3,590,000
Finance lease liability, net of current portion	3,539,000	3,585,000
Contingent consideration	—	10,890,000
Long-term contract liabilities	267,000	154,000
Total liabilities	$41,295,000	$118,247,000
Stockholders’ equity:
Common Stock	—	—
Additional paid-in capital	728,573,000	677,342,000
Accumulated deficit	(693,225,000)	(581,208,000)
Accumulated other comprehensive loss	27,000	23,000
Total stockholders’ equity	35,375,000	96,157,000
Total liabilities and stockholders’ equity	$76,670,000	$214,404,000

Bionano Genomics, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
GAAP gross margin:
GAAP revenue	$8,163,000	$10,721,000	$30,776,000	$36,116,000
GAAP cost of revenue	4,746,000	8,283,000	30,396,000	26,550,000
GAAP gross profit	3,417,000	2,438,000	380,000	9,566,000
GAAP gross margin %	42%	23%	1%	26%

Adjusted non-GAAP gross margin:
GAAP revenue	$8,163,000	$10,721,000	$30,776,000	$36,116,000
GAAP cost of revenue	4,746,000	8,283,000	30,396,000	26,550,000
Stock-based compensation expense	(27,000)	(172,000)	(365,000)	(703,000)
COGS restructuring	—	—	(157,000)	—
Disposal of reagent rentals and write-down excess and obsolete inventory	—	—	(9,822,494)	—
Adjusted non-GAAP cost of revenue	4,719,000	8,111,000	20,051,506	25,847,000
Adjusted non-GAAP gross profit	3,444,000	2,610,000	10,724,494	10,269,000
Adjusted non-GAAP gross margin %	42%	24%	35%	28%

GAAP operating expense
GAAP selling, general and administrative expense	$10,453,296	$14,949,000	$51,855,000	$92,758,000
Stock-based compensation expense	(1,490,000)	(2,015,000)	(7,222,000)	(9,383,000)
Intangible asset amortization	(1,340,000)	(1,792,000)	(6,559,000)	(7,169,000)
Change in fair value of contingent consideration	—	3,990,000	10,890,000	1,462,000
Transaction related expenses	$(39,000)	$929,000	$(39,000)	$—
Loss on disposals	—	—	(2,696,528)	—
Adjusted non-GAAP selling, general and administrative expense	7,584,296	16,061,000	46,228,472	77,668,000
GAAP research and development expense	$3,474,000	$11,701,000	$24,803,000	$54,032,000
Stock-based compensation expense	(419,000)	(1,185,000)	(2,149,000)	(5,092,000)
Adjusted non-GAAP research and development expense	3,055,000	10,516,000	22,654,000	48,940,000
GAAP goodwill impairment loss	$—	$—	$—	$77,280,000
Goodwill impairment loss	$—	$—	$—	$(77,280,000)
Adjusted non-GAAP goodwill impairment loss	$—	$—	$—	$—
GAAP intangible assets and other long-lived assets impairment	$1,024,704	$—	$19,683,000	$—
Intangible assets, and other long-lived assets impairment	$(1,024,704)	$—	$(19,683,000)	$—
Adjusted non-GAAP intangible assets and other long-lived assets impairment	$—	$—	$—	$—
GAAP restructuring costs	$406,000	$741,000	$8,022,000	$741,000
Restructuring costs	$(406,000)	$(741,000)	$(8,022,000)	$(741,000)
Adjusted non-GAAP restructuring costs	$—	$—	$—	$—
Total adjusted non-GAAP operating expense	$10,639,296	$26,577,000	$68,882,472	$126,608,000